EXHIBIT 10.2

Joint Venture Contract

Joint Venture Contract

for

ZHEJIANG JONWAY AUTOMOBILE CO., LTD.

among

Jonway Group Co., Ltd.

WANG Gang

WANG Xiaoying

and

ZAP

July 2, 2010

JOINT VENTURE CONTRACT

This Joint Venture Contract (this Contract) is made on July 2, 2010 in Shanghai, the PRC

By and Among

(1)
Jonway Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its registered office at Lu Nan Hou Yuan, Lu Qiao District, Taizhou, Zhejiang Province, PRC, and with its legal representative being WANG Huaiyi (a national of the PRC and holding the position of Executive Director) (Party A);

(2)	WANG Gang, a PRC citizen whose ID number is 331004198209230333 with his domicile at 20 Min Ri Hua Yuan, Luqiao Block, Lu Qiao District, Taizhou, Zhejiang Province, PRC (Party B);

(3)	WANG Xiaoying, a PRC citizen whose ID number is 331004198511020046 with her domicile at 7 Wang Jing Wan Garden, Luqiao Block, Lu Qiao District, Taizhou, Zhejiang Province, PRC (Party C); and

(4)
ZAP, a corporation duly incorporated and validly existing under the laws of the State of California, USA, with its principal office at 501 Fourth Street, Santa Rosa, CA 95401 USA, and with its legal representative being Steven Schneider (a national of the US and holding the position of Chief Executive Officer) (Party D or ZAP)

(each a Party and collectively the Parties).

In accordance with the Equity Joint Venture Law, the Equity Joint Venture Regulations, the Company Law and applicable laws and regulations of the People’s Republic of China, the Parties, adhering to the principles of equality and mutual benefit, agree after friendly consultations to jointly own and operate the Company as a limited liability Sino-foreign equity joint venture company in Sanmen County, Taizhou City, Zhejiang Province, the PRC, and hereby enter into this Contract.

Article 1                      Definitions

1.1	In this Contract, unless the context otherwise requires, the following expressions shall have the following meanings:

Affiliate means, in respect of a Party, any person, company, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with a Party, control for the purpose of this definition being taken to mean direct or indirect ownership of at least fifty percent (50%) of the voting rights of said entity.

Approval Authority means the Ministry of Commerce and other relevant Governmental Authority (if required) of the PRC, and their local branches in Zhejiang Province and/or the city of Taizhou (as the case may be).

Articles of Association means the restated and amended Articles of Association of the Company dated the date hereof.

Board means the Board of Directors of the Company.

Breaching Party is defined in Article 19.1.

Business means the business intended to be carried on by the Company, as described in Article 4.

Chinese Shareholders mean Party A, Party B and Party C collectively, and each of them a Chinese Shareholder.

CIETAC is defined in Article 24.2.

Closing Date means the Closing Date defined in the Equity Transfer Agreement.

Company means the limited liability company, Zhejiang Jonway Automobile Co., Ltd. (“浙江永源汽车有限公司” in Chinese), which will be operated pursuant to this Contract.

Company Law means the Company Law of the People’s Republic of China.

Company Term is defined in Article 18.1.

Competing Business means a business which directly or indirectly competes in any way with the business of the Company or ZAP in the Non-Compete Territory.

Confidential Information is defined in Article 17.1.

Contract means this Joint Venture Contract.

Dispute is defined in Article 24.1.

Encumbrance means any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, right of set off or other third party claims or rights (including rights of pre-emption) of any nature whatsoever, as provided for, recognized and/or enforceable under the laws of any relevant jurisdiction.

Equity Joint Venture Law means the Law of the People’s Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment.

Equity Joint Venture Regulations means the Implementing Regulations of the Law of the People’s Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment.

Equity Transfer is defined in the Equity Transfer Agreement.

Equity Transfer Agreement means an agreement for the transfer of certain equity interest in the Company, by and between Party A and ZAP of the even date herewith.

Establishment Date is defined in Article 3.1.

Event of Force Majeure is defined in Article 22.1.

Liquidation Committee is defined in Article 21.1.1.

Non-Compete Territory means anywhere in the PRC.

Parties or Shareholders means Party A, Party B, Party C and Party D to this Contract, as defined in Article 2, collectively, and each of them as a Party or a Shareholder.

Performing Party is defined in Article 19.1.

PRC means the People’s Republic of China, which for the purposes of this Agreement excludes the Chinese territories Hong Kong, Macao and Taiwan.

Properties are defined in the Equity Transfer Agreement.

RMB means Renminbi, the lawful currency of the PRC.

SAIC means Zhejiang Administration of Industry and Commerce, or its local counterpart in the city of Taizhou.

1.2
The expressions the “Parties” shall where the context permits and unless not otherwise provided to the contrary, include their respective successors, transferees and permitted assigns and any persons deriving title under them.

Article 2                      Parties

2.1	Party A

Party A to this Contract is: Jonway Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its registered office at Lu Nan Hou Yuan, Lu Qiao District, Taizhou, Zhejiang Province, PRC, and with its legal representative being WANG Huaiyi (a national of the PRC and holding the position of Executive Director).

2.2	Party B

Party B to this Contract is: WANG Gang, a PRC citizen whose ID number is 331004198209230333 with his domicile at 20 Min Ri Hua Yuan, Luqiao Block, Lu Qiao District, Taizhou, Zhejiang Province, PRC.

2.3	Party C

Party C to this Contract is: WANG Xiaoying, a PRC citizen whose ID number is 331004198511020046 with her domicile at 7 Wang Jing Wan Garden, Luqiao Block, Lu Qiao District, Taizhou, Zhejiang Province, PRC.

2.4	Party D

Party E to this Contract is: ZAP, a corporation duly incorporated and validly existing under the laws of the State of California, USA, with its principal office at 501 Fourth Street, Santa Rosa, CA 95401 USA, and with its legal representative being Steven Schneider (a national of the US and holding the position of Chief Executive Officer).

Article 3                      The Company

3.1	Establishment of the Company

The Parties agree that the Company shall be established pursuant to the terms of this Contract on the date that the Company is issued its new business license from SAIC (the Establishment Date).

The name of the Company shall be “Zhejiang Jonway Automobile Co., Ltd.” (“浙江永源汽车有限公司” in Chinese).

The legal address of the Company shall be Port Industrial Park, Datang Village, Jiantiao Town, Sanmen County, Zhejiang Province, PRC.

3.2	Limited Liability Company

The Company shall be a limited liability company.  Each Party’s liability shall be limited to the amount of the Company’s registered capital subscribed by such Party pursuant to this Contract, and no Party shall have any other liability to the Company or to any third party jointly or severally.  The Parties shall share the profits and, subject to the above, bear the risks and losses in accordance with the ratio of their respective equity holding in the Company from time to time.

3.3	Legal Person Status

The Company shall be an enterprise legal person under the laws of the PRC.

3.4	Compliance with PRC Law

The activities of the Company shall be governed and protected by the relevant published laws, regulations, decrees and rules of the PRC.

3.5	The Company shall also comply with the policies and principles that may be adopted by ZAP from time to time, in particular the reporting requirements imposed by ZAP.

Article 4                      Business Scope

4.1	The Company’s business scope shall be: Manufacturing and sales of automobile spare parts; sales of UFO brand cars.

4.2
The business of the Company shall be conducted in the best interests of the Company in accordance with the general principles of the then current business and operation plans approved from time to time.

Article 5                      Total Amount of Investment and Registered Capital

5.1	Total Amount of Investment

The total amount of investment of the Company shall be Renminbi two hundred million (RMB200,000,000).

5.2	Registered Capital and Contribution Ratios

The registered capital of the Company shall be Renminbi eighty million (RMB80,000,000), of which:

(a)	Party A’s capital contribution accounts for 39% of the Company’s registered capital;

(b)	Party B’s capital contribution accounts for 8% of the Company’s registered capital;

(c)	Party C’s capital contribution accounts for 2% of the Company’s registered capital; and

(d)	Party D’s capital contribution accounts for 51% of the Company’s registered capital.

Upon completion of the Equity Transfer, all Parties have made their respective contributions to the Company’s registered capital in full.

The Company shall issue an investment certificate to each Party, which shall be signed by the Chairman of the Board, confirming the amount contributed and equity ratio held by such Party in the Company.

5.3	Additional Financing

The Company may borrow additional funds it requires (beyond its registered capital).  No Party shall be obligated to lend funds to the Company or guarantee loans to the Company from third parties or financial institutions.  Subject to approval requirements set forth in Article 9.3 below, the Board shall determine whether the Company should obtain additional funds through mortgage, indebtedness or a capital increase.

5.4	Increase or Decrease of Registered Capital

The Company may increase or decrease the amount of its registered capital with a resolution adopted by the Board pursuant to Article 9.3 below and the approval of the Approval Authority.  In the event the Parties deem that there is a need to increase the total amount of investment or the registered capital of the Company in excess of those stated in Articles 5.1 and 5.2 above, and so agree in writing, and any Party is either unwilling or unable for whatever reason to contribute to such capital increases, each of the other Parties, in its discretion, in addition to its own subscription to such capital increase, may but shall not be obligated to subscribe to the unsubscribed portion of such capital increase on a pro rata basis, provided that all Parties’ equity holdings in the Company shall be adjusted accordingly after such capital increase has been subscribed.  In such case, the other Parties shall decide, within thirty (30) days after any Party has defaulted in making its contribution to the capital increase, whether they are willing to subscribe to the unsubscribed portion, on a pro rata basis.

If any of the other Parties decides not to participate in such subscription, it shall notify the other Parties in writing within such thirty (30) day period.  The rest of the Parties then may subscribe to the unsubscribed portion, on a pro rata basis, in light of their respective equity ratio in the Company.  If none of the Parties decides to subscribe to the unsubscribed portion, the capital increase shall be reduced by the unsubscribed portion.

5.5	Transfer of Equity Interest

5.5.1
Subject to Articles 5.5.5, 5.6 and 5.7 below, when a Party (the Transferring Party) wishes to assign, sell or otherwise dispose of any or all of its equity interest in the Company (hereinafter a Transfer), it shall notify the other Parties in writing of (i) its wish to make the Transfer, (ii) the interest it wishes to transfer, (iii) the terms and conditions of the Transfer and (iv) the identity of the proposed transferee (the Transfer Notice).  The other Parties shall each have a pre-emptive right to purchase such interest in its entirety on the terms and conditions specified in the Transfer Notice on a pro rata basis in accordance with their respective equity interests in the Company.

5.5.2
The other Party/Parties who has(ve) a right to purchase such interest shall notify the Transferring Party within thirty (30) days of actual delivery of the Transfer Notice whether it/they will purchase the whole of the interest to be transferred.  If none of the other Parties notifies the Transferring Party within such thirty (30) day period that it will purchase such interest, all of the other Parties shall be deemed to have agreed to the Transfer to the proposed transferee specified in the Transfer Notice, and the Transferring Party may assign, sell or otherwise dispose of such interest to such proposed transferee, on the terms and conditions set out in the Transfer Notice.

5.5.3
If only a part of the other Parties notify the Transferring Party within such thirty (30) day period that they will exercise their pre-emptive rights to purchase, such Parties shall have another thirty (30) day period to notify the Transferring Party whether they will purchase the interest covered by the Transfer in its entirety on a pro rata basis in light of their respective equity ratio in the Company.

5.5.4
If none of the other Parties exercise its pre-emptive right to purchase such interest in its entirety on the terms and conditions specified in the Transfer Notice within either of the thirty (30) day periods under Article 5.5.2 or Article 5.5.3 above, the Transferring Party may complete the Transfer on the terms and conditions specified in the Transfer Notice, and shall provide the other Parties with a duplicate of the executed written agreement with the transferee within fourteen (14) days of the execution of the agreement.

5.5.5
The transferee(s) shall be bound by all the terms of this Contract and shall, except where the context hereof requires otherwise, acquire relevant rights and obligations of the Transferring Party under this Contract.

5.6	Transfer of Equity Interest to an Affiliate of ZAP

The provisions of Article 5.5 above notwithstanding, ZAP may freely assign its equity interest in the Company, in whole or in part, to any of its own Affiliates, and the Chinese Shareholders hereby unconditionally agree to such assignment.  When assigning to an Affiliate, ZAP must notify the Board and the other Parties in writing of such assignment and specify the name and the legal address of the Affiliate, as well as the name, position, nationality and address of the legal representative of the Affiliate.  The other Parties agree to vote in favour of such assignment at a Board meeting.  Such assignment shall be reported to the Approval Authority for approval and filed with SAIC for registration.

5.7	Transfer of Equity Interest by Chinese Shareholders

The provisions of Article 5.5 above notwithstanding, any of the Chinese Shareholders may freely assign its equity interest in the Company, in whole or in part, to any of other Chinese Shareholders, and the other Parties hereby unconditionally agree to such assignment.  When assigning to other Chinese Shareholder(s), the transferring Chinese Shareholder must notify the Board and the other Parties in writing of such assignment and specify the identity of the transferee Chinese Shareholder.  The other Parties agree to vote in favour of such assignment at a Board meeting.  Such assignment shall be reported to the Approval Authority for approval and filed with SAIC for registration.

Article 6                      Responsibilities of Each Party

6.1	Responsibilities of the Chinese Shareholders

In addition to their other responsibilities under this Contract, upon the request of the Company, the Chinese Shareholders shall:

(a)	assist with:

(i)	submitting applications for approval of this Contract to the Approval Authority and any other government authority whose approval is required;

(ii)	registering the Company with the SAIC;

(iii)	obtaining the Company’s new business license; and

(iv)	registering the Company with the relevant authorities including tax, customs and foreign exchange authorities;

(b)
assist the Company in submitting the Equity Transfer Agreement, the Articles of Association of the Company and other related ancillary documents to and obtaining the necessary approval or registration from the relevant government authorities (if required under the PRC law);

(c)
 assist the Company to obtain from the relevant branch of State Administration of Foreign Exchange a foreign exchange registration certificate and other approvals necessary to establish RMB bank account(s) and foreign exchange bank account(s) and any other related matters, including providing assistance to enable the Company to obtain SAFE approval (if required) as necessary to pay its foreign currency obligations to any relevant party;

(d)
assist the Company in handling customs declaration procedures (including obtaining all relevant import and export licenses) for imported materials, machinery, equipment, supplies, and related documentation, and exported products, and in arranging for the inland transportation of imports to the Company; in dealing with PRC tax questions; and in applying for other government approvals required for the operation of the Company in the PRC;

(e)
assist the Company in obtaining, sourcing, purchasing or leasing within the PRC adequate supplies of materials, local equipment, articles for office use, means of transportation, communication facilities, etc. including, if requested by the Company, leveraging combined purchasing power of the Parties to reduce the cost of such supplies to the Company and each of the Parties;

(f)
assist the Company in contracting for and obtaining the fundamental facilities, services and utilities required by the Company, such as water, electricity, telecommunications, transportation, etc., conforming to the specifications and conditions as required for carrying on the Business by the Company, on a continuous uninterrupted basis, in quantities sufficient to meet the Company’s full operational requirements and in line with the practice in other comparable industrial joint ventures in Zhejiang Province, at the lowest possible cost in RMB;

(g)
assist expatriate personnel of ZAP and the Company in handling the necessary procedures for entry visas, work permits and traveling arrangements, and to assist in arranging appropriate housing acceptable to ZAP for expatriate employees of the Company, and hotel accommodations for foreign personnel on temporary assignment to the Company;

(h)
assist the Company in applying for and obtaining all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the Company under PRC law;

(i)	if requested to do so, assist the Company in marketing the Company’s products in the PRC;

(j)	generally assist the Company in its relations with government authorities and PRC domestic companies, including the existing customers; and

(k)	handle such other matters as are entrusted to it by the Company.

6.2	Responsibilities of ZAP

In addition to its other responsibilities under this Contract, upon the request of the Company, ZAP shall use their best efforts to:

(a)
assist the Company in purchasing or leasing other machinery, equipment, supplies, office appliances, means of transportation, communications facilities and other materials required by the Company from outside the PRC;

(b)	assist the Company in recruiting expatriate management and technical personnel, when necessary;

(c)	assist the Company in formulating standards for recruiting, evaluating and promoting staff and workers;

(d)	assist the Company in arranging foreign visas and accommodations for personnel and directors of the Company traveling abroad on Company business.

6.3
Except as provided otherwise above, each Party shall bear the expenses incurred by it in rendering the assistance to the Company under this Article 6, provided that the Parties shall not be required to bear any of the cost that should be borne by the Company.

Article 7                      Land Use

7.1	Right to Use the Properties

The Company has obtained relevant land use rights certificates and has the right to use the buildings with respect to the Properties it currently occupies.

The land use rights granted to the Company includes the right to pass through adjacent property to the nearest public roads to enable the Company fully and freely to access the Properties and to conduct thereon the activities contemplated by this Contract.

7.2	Supply of Utilities and Telecommunications Facilities

Each Party shall use its best efforts to assist the Company to obtain sufficient utilities (including power and telecommunications facilities) at the lowest possible price from the local utilities bureau, power supply bureau and telecommunications bureau and other relevant departments.

7.3	Environmental

7.3.1	The Company shall conform to requirements under PRC environmental laws and ZAP’s safety and environmental guidelines in relation to the Properties.

7.3.2	The cost of obtaining environmental permits and maintaining environmental compliance, as well as environmental liabilities incurred at the Properties shall be borne by the Company.

Article 8                      Marketing and Sales of Products

8.1	Marketing Policy

8.1.1
The Company shall endeavor to market and sell its products within and outside of the PRC market.  The Company shall establish a marketing strategy which shall be included in the business plans, to be approved by the Board, for sales in the PRC.  The marketing strategy shall govern sales activities and policies of the Company.

8.1.2
ZAP shall have the right to introduce new products into the Company, as long as it is permitted under PRC law and the production of such new products does not have an adverse impact on the Company’s then existing production capacity.

8.2	Branch Offices

If the Board deems necessary, the Company may establish branch organizations within the PRC to promote the sale of its products, and to provide information and post-sales services to customers of the Company with respect to its products.

Article 9                      Board of Directors and Supervisors

9.1	Use of powers

The Board of Directors shall be the highest authority of the Company. The Board shall be established on the date the Company is registered and issued its business license by SAIC.

9.2	Composition of the Board

9.2.1
The Board shall consist of five (5) directors (including the one (1) Chairman and one (1) Vice Chairman), two (2) of them shall be appointed jointly by the Chinese Shareholders and three (3) by ZAP.  Each director (including the Chairman) shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the originally appointing Party.  If and when the equity ratio jointly held by the Chinese Shareholders and by ZAP is subject to change, the composition of the Board shall be adjusted to reflect such change.

9.2.2	The Chairman shall be appointed by ZAP. The Vice Chairman shall be appointed by the Chinese Shareholders.

9.2.3
A Party may, at any time, remove any director it is authorized to appoint by giving written notice to the Company with a copy of such notice to the other Parties.  If a seat on the Board is vacated by the retirement, removal, resignation, illness, disability or death of a director, the Party that originally appointed such director may appoint a successor to serve out such director’s term.

9.3	Decisions of the Board

9.3.1
The Board shall decide all major issues concerning the Company.  Decisions of the Board involving the following matters shall require unanimous approval of all directors present at a meeting (in person or by proxy):

(a)	amendments to the Articles of Association;

(b)	early termination and dissolution of the Company;

(c)	increase or decrease of the Company’s registered capital;

(d)	the merger of the Company with any other economic organization, or division of the Company; and

(e)	change of the form of the Company.

9.3.2	Except as provided under Article 9.3.1 of this Contract, all other matters that require Board approval shall be adopted by a simple majority of the Board.

9.3.3
If the Board cannot agree on the annual plan, business plan or operation plan for any given year within thirty (30) days after it has been presented to the Board, due to whatever reasons, the annual plan, business plan or operation plan for the preceding year shall apply for the current year until a new one has been approved by the Board.

9.4	Chairman

The Chairman of the Board shall be the legal representative of the Company, but the Chairman may not unilaterally take any action binding on the Board or on the Company without the prior authorization of the Board.  The Chairman shall call and preside over meetings of the Board.  Whenever the Chairman is unable to perform his/her responsibilities for any reason, the Vice Chairman shall act on his/her behalf; if the Vice Chairman is also unable to perform his/her responsibilities, the Chairman shall appoint another director to temporarily act on his/her behalf.

In addition to his/her other rights under this Contract, the Chairman shall have the right to know at all reasonable time the activities and performance of the Company with respect to purchasing, production, investment, maintenance, environment, marketing and sales, human resources, administration and finances.  The Chairman shall exercise the right to know in a manner that does not interfere with or undermine the General Manager’s ability and authority to carry out his/her duties.

9.5	Meetings of the Board

9.5.1
The Board shall convene at least one (1) meeting every year.  The Parties plan to have several Board meetings each year.  The meetings shall be called and presided over by the Chairman of the Board.  At the first Board meeting of every year, the Board shall establish a schedule of the Board meetings for that year.  If the Chairman is unable to call and preside over Board meetings and does not appoint another director to temporarily perform his/her responsibilities in accordance with Article 9.4 above, a director nominated by ZAP shall have the right to call and preside over Board meetings.  Such meetings shall in principle be held at the place where the Company is located, and may also be held at such other places within or outside the PRC as the Board unanimously decides.  Participation in a meeting by conference telephone or similar telecommunications equipment shall constitute presence in person at such meeting.

9.5.2
A Board meeting requires a quorum of four (4) Board directors.  Should any director be unable to attend a meeting of the Board, he may authorize another person to act as his/her representative by written proxy to attend such meeting on his/her behalf.  Such representative shall vote in the place of such director.  If no representative is appointed by the absent director to attend a meeting of the Board, the absent director shall be deemed to have waived his/her right to vote in such meeting unless such absence is caused by an Event of Force Majeure.

9.5.3
Upon fifteen (15) days prior written request of two (2) or more of the directors specifying the matters to be discussed, the Chairman of the Board shall convene an interim meeting of the Board at a convenient location within the PRC.

9.5.4
In lieu of a meeting of the Board, the Board may adopt a written resolution.  Such a resolution is adopted if sent to all members of the Board and affirmatively signed by all of the members of the Board.

9.5.5
Board meetings shall be conducted in Chinese and English with a translator present to carry out translation, to the extent necessary.  Minutes of all meetings of the Board and resolutions adopted in lieu of a meeting, in both Chinese and English, shall be kept in the minute book of the Company at the Company’s legal address.

9.5.6
Board meetings may only be held if a fifteen (15) day prior notice has been sent to the members of the Board by the Chairman.  The notice shall specify the time and venue of the meeting, as well as the suggested agenda.

9.6	Office of Supervisor

9.6.1
The Company shall have two (2) Supervisors who shall be responsible for the overall supervision of the Company.  ZAP shall appoint one (1) Supervisor and the Chinese Shareholders shall jointly appoint one (1) Supervisor, each for a term of three (3) years, and may serve consecutive terms.

9.6.2	The Supervisors have the following responsibilities:

(a)	inspect the finances of the Company;

(b)
supervise the performance of duties by directors and senior management personnel and propose to remove a director or senior management personnel who violates the provision of the laws and administrative regulations and the articles of association of the Company or the resolutions of the Board;

(c)	require a director or senior management personnel who acts against the interests of the Company to make correction;

(d)	file a lawsuit against a director or senior management personnel in accordance with the provisions of Article 152 of the Company Law;

(e)	attend meetings of the board of directors and query resolutions of the board of directors or give suggestions.

(f)
conduct investigation upon discovering irregularities in the business operations and may appoint an accounting firm etc to assist in the investigation if necessary; such expenses shall be borne by the Company; and

(g)	other duties and powers stipulated in the Articles of Association of the Company.

Article 10                   Operation and Management Organization

10.1	Management System

10.1.1
The Company shall adopt a management system under which the General Manager shall be responsible for the day-to-day management and operation of the Company.  The General Manager shall be jointly nominated by the Chinese Shareholders, and be appointed and dismissed by the Board of Directors, each time with a three (3) year term.

The Chief Financial Officer shall be nominated by ZAP, and be appointed and dismissed by the Board of Directors, each time with a three (3) year term.  Other senior management other than the General Manager and the Chief Financial Officer shall be nominated by the General Manager, and appointed and dismissed by the Board of Directors (or by the General Manager upon Board of Directors’ authorization) for three (3) years or such other length of years as they deem appropriate.

10.1.2
The General Manager, the Chief Financial Officer and other senior management may serve consecutive terms upon reappointment.  The General Manager, the Chief Financial Officer and other senior management shall use their best efforts to serve the Company.

10.1.3	The General Manager and Chief Financial Officer shall report to the Board directly. Other senior management shall report to the General Manager.

10.2	Responsibilities of Managers

10.2.1
The General Manager shall carry out the various resolutions of the Board, and in accordance therewith, organize and direct the operation and sales of the Company as well as the day-to-day operation and management work of the Company.  The General Manager shall have the authority to exercise other responsibilities, powers and duties authorized by the Board or, as applicable, the Shareholders.  The specific powers and authority of the General Manager are set out in Article 10.6 of this Contract.

10.2.2
In addition to the legal representative of the Company, only the General Manager, or a representative of the Company authorized in writing by the Board, shall have the authority to sign commercial contracts on behalf of the Company, and each Party shall use its best efforts to prevent all other persons from signing such contracts on behalf of, or otherwise entering into obligations binding upon, the Company without the prior authorization of the Board; provided that any material contracts shall always be subject to approval of the same by the Board.

10.2.3	Unless otherwise decided by the Board, the following matters shall require the consent and co-signing of both the General Manager and Chief Financial Officer:

(a)	material contracts with amount over Renminbi five million yuan (RMB5,000,000) or equivalent in foreign currencies;

(b)
creation of any mortgage, charge, encumbrance or other security interest of any nature in respect of all or any material part of the Company’s property or assets, including mortgage, guarantee provided to a third party;

(c)	execution of technology license or transfer agreement, under which a fee will be charged against the Company or the Company is the licensor or transferor;

(d)	introduction of any new products into the Company, when such introduction of new products would have an adverse impact on the Company’s then existing production capacity; and

(e)	other matters that require the consent and co-signing of both the General Manager and Chief Financial Officer delegated by the Board from time to time.

10.3	Annual Plan, Business Plan, Operation Plan and Quarterly and Monthly Reports

The General Manager, with the assistance of the Chief Financial Officer, shall prepare and submit to the Board proposed annual plan, business plan and operation plan in November each year for the subsequent year.

In addition to the above plans, the General Manager, with the assistance of the Chief Financial Officer, shall prepare and submit to the Board and the Shareholders, on a monthly and quarterly basis:

(a)	business reports on the activities and prospects of the Company which shall be prepared in accordance with ZAP’s reporting practices and instructions; and

(b)
unaudited financial reports of the Company prepared in accordance with the International GAAP and PRC GAAP (including the balance sheet, statement of profit and loss, statement of changes in financial position and statement of cash flow), showing the performance of the Company, as compared to the annual plan approved by the Board. Such monthly and quarterly financial reports shall be prepared in accordance with ZAP’s reporting practices and instructions.

10.4	No Concurrent Posts

10.4.1	Without the approval of the Board in writing, the General Manager, the Chief Financial Officer and other senior management may not be engaged concurrently with any other economic organization.

10.4.2
No employee of the Company, including the General Manager, the Chief Financial Officer and any other senior management of the Company, may concurrently be engaged in any business that could be or become directly or indirectly in competition with the Company or ZAP, or otherwise be concurrently employed by any other business concern.

10.5	Neglect of Duty

In the event of corruption or serious breach or neglect of duty on the part of the General Manager, the Chief Financial Officer or any of the senior management appointed and dismissed by the Board, the Board shall have the power to dismiss him/her at any time.  The General Manager shall have the authority to immediately dismiss any other subordinate at his/her discretion.

10.6	Responsibilities and Powers of the General Manager

Within the scope of authority stipulated by the Board, the General Manager shall have the following responsibilities and powers:

(a)	to implement this Contract, the Articles of Association, as well as the resolutions adopted by the Board or, as applicable, by the Shareholders;

(b)	to comply at all times with ZAP’s business principles and policies prevailing from time to time;

(c)	to organize and manage the daily operation of the Company and to submit monthly, quarterly and annual management reports to the Board and the Shareholders;

(d)	to submit written reports prepared by the Chief Financial Officer to the Board and the Shareholders on the income and expenditures of the Company, together with suggestions for improvement;

(e)	to submit annual business, marketing and finance plans and budgets to the Board for discussion and approval;

(f)
to propose an organizational structure suitable for the needs of the Company’s business, to formulate the rules and regulations of operation and management of the Company and the division of labor and responsibilities and functions of various departments, and to implement such systems after approval of the same by the Board or, as applicable, the Shareholders;

(g)
to employ and dismiss the Company’s staff and workers (not including the Chief Financial Officer and any other senior management appointed by the Board), and to determine rewards, punishments, promotions and the salaries for such staff and workers, subject to the approval of the Board or, as applicable, the Shareholders;

(h)	to be responsible for the formulation of personnel training programs and the organization of the implementation of such programs following their examination and approval by the Board;

(i)
subject to restriction set forth herein and in the Articles of Association, to be responsible for external relations and represent the Company in signing commercial documents with third parties and other corporate documents;

(j)	to ensure that the policies of the Company are known and followed by all employees of the Company; and

(k)	to handle other matters within the authority delegated by the Board.

Article 11                   Labor Management

11.1	Labor Plans

The General Manager shall formulate plans regarding the recruitment, employment, dismissal, resignation, wages, labor protection, welfare benefits, and labor discipline of the Company’s staff and workers in accordance with relevant PRC laws and regulations, for review and approval by the Board.

11.2	Recruiting and Hiring

The Company shall recruit its staff and workers in the open market.  All candidates for employment with the Company (other than the General Manager and the Chief Financial Officer), including those recommended by any Party, shall be interviewed by the General Manager or persons appointed by the General Manager.  Staff and workers shall be employed for a probationary period of up to six (6) months in accordance with the relevant labor laws and regulations of the PRC, and only after successful completion of the probationary period shall be formally employed by the Company.

11.3	Wages and Other Compensation of Local Personnel

11.3.1
The compensation of the Company’s local personnel, including annual increases and bonuses, shall be decided by the Board further to the recommendations of the General Manager based on such personnel’s ability and skills.  The Board shall decide any annual increases.

11.3.2	The Company shall not be liable for any payments, such as wages, bonuses and accrued retirement and other benefits, to employees for the period prior to their employment by the Company.

11.4	Disciplinary Action

In accordance with the guidelines set out by the Board, the General Manager shall have the right to take disciplinary action against staff and workers by giving warnings, recording demerits or reducing salaries or wages.  Staff and workers who commit serious offences, who consistently fail to follow the Company’s policies set out in the Employee Handbook (including ethics policies), who prove to be incompetent or unsuited for the work to be performed by them, or who are redundant, may be dismissed by the General Manager.

Article 12                   Preferential Status of the Company

The Company and the Parties shall do their utmost individually and jointly when necessary and possible to ensure the most preferential treatment that can be obtained for the Company pursuant to the laws and regulations of the PRC.

Article 13                   Taxes, Finance, Audit and Distribution of Profit

13.1	Company Income Taxes

The Company shall pay taxes in accordance with the relevant PRC laws and regulations.

13.2	Individual Income Tax

The Company shall withhold and turn-over to the relevant authorities individual income tax according to the Individual Income Tax Law of the PRC or other laws and regulations of the PRC as applicable.

13.3	Accounting System

13.3.1
The Company shall adopt accrual basis of accounting and the debit and credit method for bookkeeping, and shall prepare complete, accurate and appropriate financial and accounting books and records satisfactory to the Parties and in accordance with the Enterprise Accounting System of the People’s Republic of China and relevant financial systems.

13.3.2	The Company will also follow ZAP’s accounting and reporting principles and instructions.

13.3.3
RMB shall be used as the unit of account by the Company in its financial accounting.  Cash, bank deposits, foreign currency loans as well as creditors’ rights, debts, income and expenses, etc., which are denominated in currencies different from the unit of account shall be recorded in the currency of actual receipt and payment.  Treatment of exchange gains and losses arising from exchange rate differences shall accord with the accounting treatment for foreign currency transactions announced by the Ministry of Finance of the PRC and other relevant PRC authorities.

13.3.4	The accounting system and procedures, and tax returns for the Company shall be prepared in accordance with the applicable laws and regulations of the PRC by the Company’s management.

13.3.5
The fiscal year of the Company shall begin on January 1 and end on December 31 of each calendar year.  The first financial year of the Company shall begin on the date of issuance of the business license of Company and end on December 31 of the same calendar year.  The last financial year of the Company shall begin on January 1 of the calendar year in which the Company is terminated and end on the date of the said termination.  All important financial and accounting records and statements shall require the signature and approval of the Chief Financial Officer and, as applicable, the Board of Directors.

13.3.6
At the end of each fiscal year, the Company’s Chief Financial Officer shall prepare such information as shall be necessary for the preparation of any tax returns and statements as may be requested by any of the Shareholders.  This shall include furnishing the Shareholders with certified copies of government receipts for income taxes paid within the PRC.

13.3.7
At the end of each fiscal year or any part thereof, subject to the approval of the Board, the Company shall allocate their respective net income/loss for any applicable period to each Party in accordance with its equity shareholding ratio applicable in such period.  Any future dividend distribution shall be adjusted in accordance with such allocated accumulative share of net income/loss.

13.4	Bank Accounts

The Company shall separately open and maintain RMB account(s) and foreign exchange account(s) at such banks as are authorized to accept RMB and/or foreign exchange deposits in the PRC.  If necessary, the Company may also, in pursuance of operational needs and in accordance with relevant regulations, open foreign exchange accounts with financial institutions outside the PRC.

13.5	Audit

13.5.1
The Board shall engage a major internationally recognised accounting firm registered in PRC (at the choice of ZAP) to be its auditor and to examine and verify the financial accounting of the Company, which engagement shall be approved by the Board on a simple majority basis.  The results of the auditor’s examination shall be reported to the Board, the General Manager and the Shareholders.  The Company shall submit to the Parties and to each director the audited annual accounts within one hundred twenty (120) days after the end of the fiscal year, together with the audit report of the independent auditor.

13.5.2
If it deems it necessary, any Party may send an auditor at its own expense from the PRC or another country to audit the financial accounting books of the Company.  If, however, the results of any such audit are significantly different from that conducted by such auditor and are accepted by the Board, the expense for such audit shall be borne by the Company.  Such independent auditor shall keep confidential all documents audited by it.  The Company shall permit such auditor to have access to the books and records of the Company and will provide the necessary office space and facilities to enable such examination to be carried out effectively.  The results of such audit shall be reported to the Board, the General Manager, the Company’s accountant registered in the PRC and the Shareholders.

13.6	Contributions to the Legal Funds

The Company shall set aside from its after tax profits the reserve fund, the enterprise development fund and the bonus and welfare fund for staff and workers as required by law.  At the first Board meeting following a year in which the Company has after-tax profit, the Board shall discuss and decide the amount to be set aside for each of the three funds.  The Board shall consider the Company’s business situation in making this decision.

13.7	Distribution of Profits and Dividend Policy

Distribution plan of any after-tax profits shall be proposed by the General Manager to the Board for decision.  The Board shall approve by resolving a distribution plan in accordance with Article 9.3 above.  The after-tax profits of the Company shall be distributed to the Parties in accordance with their respective equity ratio in the Company.

13.8	Accounts between the Parties

Unless otherwise agreed by the Parties or unless otherwise stated in this Contract, paymentsbetween the Company and each Party shall be paid within thirty (30) days from the date an invoice is issued.  Set-off shall be allowed if the party to whom payment is owed, is in default of any payment obligations to the party obligated to make such payment.

Article 14                   Insurance

14.1	General

Various types of insurance of the Company shall be purchased from insurance companies permitted by the PRC law.

14.2	Types of Coverage

The exact types of coverage, the value and the term of insurance shall be discussed and decided at a meeting of the Board in accordance with the recommendation of the General Manager based on the practice of ZAP and legal requirements in the PRC.

Article 15                   Representations and Warranties

15.1	Representations and Warranties of ZAP

ZAP hereby represents and warrants as follows:

(a)	it is a corporation duly organized and validly existing under the laws of the State of California, USA;

(b)
it has full legal right, power and authority to execute this Contract and all contracts and documents referred to in this Contract to which it is a party, and to observe and perform its obligations under this Contract and those contracts and documents; and

(c)
it has obtained all consents, approvals, authorizations and taken other actions necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to observe and perform its obligations under this Contract and those contracts and documents.

15.2	Representations and Warranties of each of Chinese Shareholders

Each of the Chinese Shareholders hereby represents and warrants as follows:

(a)	Party A is a company duly organized and validly existing under the laws of the PRC and each of Party B and Party C is a PRC citizen;

(b)
each of them has full legal capacity, right, power and authority to execute this Contract and all contracts and documents referred to in this Contract to which it/he/she is a party, and to observe and perform its/his/her obligations under this Contract and those contracts and documents;

(c)
each of them has obtained all consents and taken other actions necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which it/he/she is a party and to observe and perform it/his/her obligations under this Contract and those contracts and documents;

(d)
there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, pending or threatened against him/her in the PRC which would reasonably be expected to result in a material debt, fine, penalty or other obligation and would be reasonably deemed by ZAP as having material adverse effect on its/his/her capacity or ability to perform this Contract or any related contracts or documents; and

(e)
should the total fee payable by the Company under the relevant contract executed by and among Party A, the Company and Zhejiang Fiedie Automobile Manufacturing Co., Ltd. increases by more than 10% over the current fee level as of the date of this Contract, such amount in excess over 10% of the current fee level shall be solely borne by the Chinese Shareholders on a joint and several basis and reimbursed by the Chinese Shareholders to the Company if any such excess amount is paid by the Company.

Article 16                   Non-Competition

16.1
Except with ZAP’s prior written consent, the Chinese Shareholders shall not, and each of the Chinese Shareholders shall procure to the extent that it is legally able to that none of its Affiliates will, (in each case whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or interested economically or otherwise in any manner whatsoever in any Competing Business, at any time after the Closing Date and for a period of three (3) years following the date on which he/she ceases to be a shareholder or an employee of the Company (whichever occurs later).

16.2
Except with ZAP’s prior written consent, the Chinese Shareholders shall not, and shall procure that each of their Affiliates will not, at any time after the Closing Date and for a period of three (3) years following the date on which he/she ceases to be a shareholder or an employee of the Company (whichever occurs later), directly or indirectly, solicit or endeavour to entice away from the Company any person, firm or company who or which is or has been a customer, supplier, agent, trader, distributor or client of or in the habit of dealing with the Company.

16.3
The Chinese Shareholders shall not, and the Chinese Shareholders shall procure that none of their Affiliates will, at any time after the Closing Date and for a period of three (3) years after the date on which he/she ceases to be a shareholder or an employee of the Company (whichever occurs later), directly or indirectly, solicit or endeavour to entice away from the Company, offer employment to or employ, or offer or conclude any contract for services with, any person who is employed by the Company in skilled or managerial work as of the date hereof.

16.4
Except with the Chinese Shareholders’ prior written consent, ZAP shall not, and shall procure to the extent that it is legally able to that none of its Affiliates will, (in each case whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or interested economically or otherwise in any manner whatsoever in any Competing Business, at any time after the Closing Date and for a period of three (3) years following the date on which ZAP ceases to be a shareholder of the Company.

Article 17                   Confidentiality

17.1
Except for disclosure by ZAP to its Affiliates or as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, each Party shall maintain the secrecy and confidentiality of, and not disclose to any third party or person, any proprietary, secret or confidential data and information relating to the Company or its business or operations or belonging to any of the other Parties, or disclosed to a Party by any of the other Parties at any time during or for the purpose of negotiation of this Contract or the establishment or operation of the Company (Confidential Information).

17.2	No Party shall use any Confidential Information of any of the other Parties for its own purposes or any purpose other than implementing the Company’s business.

17.3
Each Party shall abide by these obligations of confidentiality and non-use during the entire term of this Contract (including any extension thereof) or so long as the Company continues to exist, and for five (5) years after that.

17.4
The Company shall cause its personnel, agents and subcontractors, and each Party shall cause its Affiliates, having access to Confidential Information (Party Personnel), to be bound by and comply with the obligations set out in this Article 17.  To this effect, an undertaking of secrecy and non-use shall be included in all labor or services contracts signed by relevant Party Personnel.  If any Party Personnel breaches this undertaking, the Parties shall take all actions permitted under PRC law against the Party Personnel and any party that illegally uses the Confidential Information.

17.5	A Party’s obligations under this Article 17 shall continue even if such Party transfers its whole interest in the Company to a third party.

Article 18                   Term and Survival

18.1
The term of the operation of the Company (Company Term) shall be thirty (30) years starting from the date on which the new business license of the Company is issued by SAIC.  The effective term of this Contract shall end (i) when ZAP becomes sole owner of the Company, (ii) when the Company Term expires and is not renewed by the Parties, or (iii) upon dissolution of the Company.

18.2	Articles 16, 17, 19.2, 23 and 24 shall survive the termination of this Contract.

Article 19                   Breach and Penalties for Breach

19.1	Breach

If a Party fails to perform any of its material obligations under this Contract or if any representation or warranty of that Party under this Contract is materially untrue or inaccurate, then that Party (Breaching Party) has breached this Contract.  In this case, a Performing Party (Performing Party) may give the Breaching Party written notice that it has breached this Contract and should remedy such breach within a reasonable time period, which shall not exceed, sixty (60) days of the date of such notice.

19.2	Liability in Case of Breach

In the event of a breach of this Contract, the Breaching Party shall be liable to the Performing Party(ies) for damages incurred as a result of such Breaching Party’s breach of contract.

Article 20                   Termination and Dissolution

20.1	Events of Termination and Dissolution

The Company may be dissolved and this Contract may be terminated if any of the following events occurs:

(a)	the Company is unable to continue operations due to the occurrence of an Event of Force Majeure, as provided in Article 22;

(b)	the Parties unanimously agree in writing to dissolution of the Company; or

(c)	an event of termination otherwise provided hereunder or under PRC law occurs.

20.2	Procedures for Termination

20.2.1
Unless otherwise provided in this Contract, when any event set out in Article 20.1 occurs, any Party may request that a special meeting of the Board be convened to discuss how to deal with such event.  The Chairman shall convene such meeting within thirty (30) days of the receipt of such request.  Each Party shall ensure that the directors appointed by them attend such meeting in person or by proxy.

At this special Board meeting, the representatives shall engage in good faith discussion to find a way to continue the Company, taking into account the operations, the current state and future outlook of the market in the PRC and the economic impact that termination and liquidation of the Company would have on each of the Parties.  The directors shall use their reasonable efforts to find a solution acceptable to all Parties to continue the Company.  If after such good faith discussion, the directors are unable to find an acceptable way to continue the Company, then the Board shall vote on one of the following solutions, in a descending order:

(a)	valuation of the assets, and purchase by a Party;

(b)	termination and liquidation of the Company pursuant to Article 21;

(c)	sale of the Company on a going concern basis to a third party or parties at a value to be agreed between the Parties and such third party purchaser(s); or

(d)	another course of action acceptable to the Parties.

20.2.2	If the special meeting of the Board adopts one of the above solutions, the Chairman and the management of the Company shall promptly complete formalities required for the solution chosen.

Article 21                   Liquidation

21.1	Appointment of the Liquidation Committee

21.1.1
Upon the Board’s approval of dissolution of the Company pursuant to Article 20.1 or Article 20.2, the Company shall notify the Approval Authority to obtain approval for liquidation of the Company.  Within fifteen (15) days from the date of such approval, the Board shall appoint a Liquidation Committee (Liquidation Committee).

21.1.2
The Liquidation Committee shall be composed of five (5) members appointed by the Board, of which ZAP shall appoint three (3), and the Chinese Shareholders shall jointly nominate two (2).  If and when the equity ratio jointly held by the Chinese Shareholders and by ZAP is subject to change, the composition of the Liquidation Committee shall be adjusted to reflect such change.

21.1.3	Members of the Liquidation Committee may be directors or senior employees of the Company, or other qualified persons such as accountants and lawyers qualified either in the PRC or abroad.

21.2	Principles of Operation of the Liquidation Committee

21.2.1
Within ten (10) days of the appointment of the Liquidation Committee, the Liquidation Committee shall notify in writing the creditors of the Company to report the amounts the Company owes the creditors.  The Liquidation Committee shall also publish announcements of the liquidation in newspapers in accordance with the relevant laws and regulations.

21.2.2	The Liquidation Committee shall carry out its duties according to applicable law and, in particular, shall:

(a)	conduct an overall inventory of the Company’s and the JVC Group’s property, creditors’ rights and liabilities;

(b)	prepare a balance sheet and property inventory;

(c)	value all the property of the Company at fair market value;

(d)	prepare a liquidation plan;

(e)	apply the assets of the Company to satisfy the costs of the liquidation and the Company’s liabilities; and

(f)	carry out other duties required by relevant laws and regulations.

21.2.3	The priority of the asset distribution shall be in accordance with the PRC law.

21.2.4
The remaining assets of the Company may be distributed to the Parties in accordance with the ratio of their capital contributions; provided, however, that any property to be distributed to the Breaching Party(ies) may be used to pay for the damages sustained by the Performing Party.  The Liquidation Committee shall discuss with and inform the Parties on the distribution of the assets to the Parties.

Article 22                   Force Majeure

22.1	General

Should any Party be prevented from performing its obligations under this Contract by an Event of Force Majeure (as defined below), the prevented Party shall give the other Parties written notice without delay, and within fifteen (15) days of the event provide detailed information about and documents evidencing the event (including documents from official authorities if applicable), explaining the reasons for its inability to perform, or for its delay in the performance of, all or part of this Contract.

An Event of Force Majeure means an event that any of the Parties could not have foreseen at the time of the conclusion of this Contract, and could not have been able to avoid and overcome the occurrence and consequences thereof.  Events of Force Majeure shall include among other things, but without limitation, earthquake, typhoon, flood, or other acts of nature, fire, explosion, embargo, strikes, riots, war, or epidemic, or a significant decline in the financial or credit markets or a significant deterioration in economic conditions in the United States of America, the PRC or elsewhere.

22.2	Excuse and Notification

If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss that the other Parties may sustain by reason of its inability to perform or delayed performance, and such inability or delay shall not be deemed a breach of this Contract.  The Party claiming force majeure shall take appropriate means to minimize or remove the effects of force majeure and, within the shortest possible time, attempt to resume the performance affected by the Event of Force Majeure.

22.3	Extended Force Majeure

Should an Event of Force Majeure or the effects of an Event of Force Majeure prevent any of the Parties from performing part or all of its or their obligations under this Contract for a period of 120 days or more commencing from the occurrence date of such Event of Force Majeure, then the Parties shall, through consultations and unanimous Shareholders vote, decide whether to terminate this Contract, to exempt the affected Party from part of its or their obligations, in whole or in part, under this Contract, or to delay the performance of such obligations in accordance with the effects of the Event of Force Majeure.

Article 23                   Applicable Law

This Contract shall be governed by, and interpreted in accordance with, the laws of the PRC.

Article 24                   Settlement of Disputes

24.1
Any dispute, controversy or claim (a Dispute) arising out of or in relation to this Contract, including any question regarding its existence, validity or termination, shall be resolved through friendly consultations between the Parties.  If no resolution is reached within sixty (60) Business Days from the date of notification by a Party to any of the other Parties that a Dispute has arisen, then such Dispute shall be referred to arbitration in accordance with Article 24.2 below.

24.2
If a Dispute is referred to arbitration pursuant to Article 24.1 above, the Parties agree that they shall seek to resolve the Dispute in accordance with this Article 24.2 before pursuing any other remedies available to them:

(a)	The Parties shall submit the Dispute to China International Economic and Trade Arbitration Commission, Shanghai Branch (CIETAC) to be arbitrated according to its then current rules and regulations.

(b)
The arbitral tribunal shall be three (3) arbitrators.  ZAP shall appoint one (1) arbitrator, and the Chinese Shareholders shall jointly appoint one (1) arbitrator.  The two arbitrators shall be selected within thirty (30) days after giving or receiving of the request for arbitration.  The presiding arbitrator shall be appointed by the two Party-appointed arbitrators, provided that such presiding arbitrator shall not be a national or resident of the PRC or USA.  If either of ZAP (on one hand) or the Chinese Shareholders (on the other hand) fail to appoint their respective Party-appointed arbitrator within thirty (30) days after the date of commencement of the arbitration, the chairman of CIETAC shall make the appointment.

(c)	The arbitration proceedings shall be conducted in both Chinese and English.

(d)
The arbitral award shall be final and binding on the parties to the arbitration proceedings.  Such parties shall execute and perform the award.  The Parties expressly confirm that any arbitral award rendered in proceedings conducted pursuant to this Contract shall be rendered in Shanghai.

(e)	The losing party or parties shall bear the costs of the arbitration, unless the arbitral tribunal determines otherwise.

24.3
When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining obligations under this Contract.

Article 25                   Language

This Contract shall be written in both English and Chinese, in ten (10) or multiple originals each version.  In case of any discrepancy, the Chinese version shall prevail.  Each of the Parties shall each keep one (1) original in each language.  The rest of the originals shall be submitted, as required, to the Approval Authority and SAIC.

Article 26                   Effectiveness, Amendment, and Miscellaneous

26.1	Headings

The headings to Articles are for ease of reference only and shall have no legal effect.

26.2	Approval and Registration

26.2.1	This Contract shall be submitted for approval to the Approval Authority and shall come into force beginning from the date on which it is approved by the Approval Authority.

26.2.2
If this Contract is not approved within nine (9) months of the date of this Contract, or the Approval Authority requires the Parties to amend this Contract in a manner that is unacceptable or imposes conditions that are unacceptable to any of the Parties, then any Party may terminate the effectiveness of its signature of this Contract by written notice to the other Parties, and upon receipt of such notice this Contract shall be void.

26.2.3	This Contract shall be submitted to SAIC for registration.

26.3	Amendment

Any amendment of this Contract shall come into force only when a written agreement is signed by the Parties, and approved by the Approval Authority.

26.4	Waiver

A Party’s failure to exercise any right, power or interest under this Contract shall not operate as a waiver of it, and any single or partial exercise of any right, power or interest shall not preclude exercise of any other right, power or interest.

26.5	Notices

26.5.1	All notices between the Parties shall be written in Chinese and in English and delivered, either by messenger, fax or courier service, to the following addresses:

(a)	ZAP
Address:	501 Fourth Street, Santa Rosa, CA 95401 USA
Fax:	+1 707 525 8692
Attention:	Steven Schneider

(b)	the Chinese Shareholders
Address:	Lu Nan Hou Yuan, Lu Qiao District, Taizhou, Zhejiang Province, PRC
Fax:	+86 576 8255 5888
Attention:	WANG Huaiyi

26.5.2	Notice shall be deemed delivered:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; ; and

(c)	if sent by courier service, on the fourth (4th) business day from the date of posting.

26.5.3	Any Party may change its address for receiving notices at any time by giving the other Parties written notice of such change pursuant to this Article 26.5.

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(Signature Page)

IN WITNESS WHEREOF, this Contract is signed in Shanghai, the PRC by the Parties or their duly authorized representatives on the date first written above.

Jonway Group Co., Ltd. (Seal)	ZAP
By: /s/ Alex Wang	By: /s/ Priscilla Lu
Name:	Name: Priscilla Lu
Title: Authorized Representative	Title: Authorized Representative

WANG Gang	By: /s/ Steven Schneider
By: /s/ Wang Gang	Name: Steven Schneider
Title: Authorized Representative
WANG Xiaoying
By: /s/ Wang Xiaoying